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               NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS
                           AND PROXY STATEMENT

                             RETURN OF PROXY

     Please complete, sign, date and return the enclosed proxy promptly in the enclosed addressed envelope even if you plan to attend the meeting. Postage need not be affixed to the enclosed envelope if mailed in the United States. If you attend the meeting and vote in person, the proxy will not be used. The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.
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Dear Fellow Stockholder:

     It's my pleasure to invite you to attend the Concurrent
Computer Corporation 1994 annual meeting of stockholders to be held at the Oyster Point Hotel, Red Bank, New Jersey, at 2:00 p.m., on
Thursday, November 3, 1994.

     Your vote is important. To be sure your shares are voted at the meeting, even if you plan to attend the meeting in person, please sign and return the enclosed proxy card today. This will not prevent you from voting your shares in person if you are able to attend. Your cooperation is appreciated since a majority of the outstanding Common Stock must be represented, either in person or by proxy, to constitute a quorum.

     If you plan to attend, please mark the enclosed proxy card in the designated space and return it today.

     We look forward to meeting with you and sharing our views on the progress of Concurrent Computer Corporation.

                                  JOHN T. STIHL
                                  Chairman of the Board, President
                                  and Chief Executive Officer





Oceanport, New Jersey
October 1, 1994
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              NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD THURSDAY, NOVEMBER 3, 1994

         The 1994 Annual Meeting of Stockholders of Concurrent Computer Corporation will be held at the Oyster Point Hotel, Red Bank, New
Jersey, at 2:00 p.m., on Thursday, November 3, 1994. The Annual
Meeting is being held to consider and act upon the following matters:

         1.   To elect directors.

         2.   To approve an amendment to the Company's 1991 Stock
              Option Plan to increase the aggregate number of shares which may be issued under the plan by 850,000.

         3. To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending June 30, 1995.

         5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

         The Board of Directors has established September 23, 1994 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to vote. A list of stockholders as of the record date will be available for inspection by stockholders at the Company's headquarters, 2
Crescent Place, Oceanport, New Jersey during regular business hours in the ten-day period prior to the Annual Meeting and at the place of the Annual Meeting on the day of the meeting. The stock transfer books of the Company will remain open.

         All stockholders are cordially invited to attend the meeting.

                           By order of the Board of Directors,

                           KEVIN J. DELL
                           Vice President, Chief Legal Officer
                           and Assistant Secretary


October 1, 1994

                     CONCURRENT COMPUTER CORPORATION

              2 Crescent Place, Oceanport, New Jersey 07757

                             PROXY STATEMENT

         This proxy statement and the proxy card are first being sent to stockholders on or about October 1, 1994, and are furnished in connection with the solicitation of proxies to be voted at the 1994 Annual Meeting of Stockholders of Concurrent Computer Corporation (the "Company" or "Concurrent") to be held at the Oyster Point
Hotel, Red Bank, New Jersey, at 2:00 p.m. on Thursday, November 3,
1994.

Solicitation of Proxies

         The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournments thereof by the proxy holders (John T. Stihl, Chairman of the Board, President and Chief Executive Officer; Kevin J. Dell, Vice President, Chief Legal Officer and Assistant Secretary of the Company) (the "Proxy Holders"). All proxies will be voted in accordance with the instructions contained in the proxy, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Annual Meeting (the "Notice"), including the nominees for directors. Any proxy may be revoked by a stockholder at any time before it is exercised by delivering to the Company a later dated proxy or a written notice of revocation, or by voting in person at the meeting.

         All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their related out-of-pocket expenses.

Voting Information

Only the holders of Common Stock of record at the close of business on September 23, 1994 are entitled to vote at the meeting. On that date 30,208,396 shares of Common Stock were outstanding, each of which entitles the holder to one vote on each matter properly to come before the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. All matters, other than the election of directors, will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote on that matter. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and, consequently, have the same affect as a vote against a proposal, whereas broker non-votes are not counted in tabulations of the votes cast and, consequently, have no affect on determining whether a proposal has been approved. With regard to the election of directors, votes may be cast in favor or withheld. Assuming the presence of a quorum, the seven nominees for Director receiving the highest number of votes cast by stockholders entitled to vote for the election of Directors shall be elected.

l995 Stockholder Proposals

         Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders (expected to be held in November
1995) must be received by the Secretary of the Company at 2
Crescent Place, Oceanport, New Jersey, 07757 not later than June
30, 1995 to be considered for inclusion in the proxy statement for that meeting if appropriate for consideration under applicable securities laws. The Company will consider responsible recommendations by stockholders of candidates to be nominated as directors of the Company. All such recommendations must be in writing and addressed to the Secretary of the Company. By accepting a stockholder recommendation for consideration, the Company does not undertake to adopt or take any other action concerning the recommendation or to give the proponent its reasons for any action or failure to act.

                          ELECTION OF DIRECTORS
                           (Item 1 of Notice)

         At the time of this proxy statement, the size of the Board of Directors is seven Directors. Leonard N. Hecht and Phillip W.
Arneson have advised the Board of their decision not to stand for re-election. The Board of Directors has nominated the remaining five Directors for re-election (Messrs. Clowe, Dewey, Handel, Rifenburgh and Stihl) and two new nominees for election (Messrs. Brunner and Sparacino) to the Board of Directors. All the nominees have agreed to serve if elected. Directors are elected to hold office until the 1995 Annual Meeting and until their successors have been elected and qualified. Unless a contrary direction is indicated on the proxy card, the Proxy Holders will vote the proxies received by them for the nominees or, in the event of a contingency not presently foreseen, for the election of such substitute nominee(s), if any, as the Board of Directors may propose. There are no arrangements or understandings between any nominee and any other person pursuant to which he was or is to be selected as a Director or nominee.

         The Board of Directors recommends a vote "FOR" the nominees.

         Information on each nominee's principal occupation and business experience for at least the last five years and the name of other publicly held companies in which he serves as a director is set forth below.

         Michael A. Brunner. Age 61. President, AT&T Federal Systems (1986-1992). Responsible for AT&T's $2.5 billion communications, computer and systems integrations business with the federal government. Prior positions with AT&T included Vice President, Eastern Region; Area Sales Director North East, and Marketing Director, Network Services. Currently an Information Technology consultant and member of the Board of Directors of several private companies. He is also Chairman of the Advisory Board, Leonhard Center for Excellence in Engineering Education at Pennsylvania
State University.

         Kevin N. Clowe. Age 43 and a Director since December 1991. Mr. Clowe has been employed since 1986 at the American International
Group, Inc. ("AIG"), an international insurance and financial services company. He is currently Assistant Treasurer and a corporate officer of AIG. He also holds the following positions with certain affiliates of AIG: Vice President and Director of American International Fund Distributors, a broker dealer; Vice
President of AIG Capital Corp., a merchant banking/investment manager. In 1992, he became a director of Rexene Corporation, a publicly held chemical manufacturing company.

         C. Forbes Dewey, Jr. Age 59. Mr. Dewey is one of the founders of the Company and is and has been a Director since its organization in 1981. He is and has been a Professor of Mechanical Engineering at the Massachusetts Institute of Technology since
1969. Since 1984, he has been an Associate in Pathology at Brigham and Women's Hospital in Boston, Massachusetts. He is a director of Celadon Corporation, a privately held software company.

         Morton E. Handel. Age 59 and a Director since June 1991. Mr. Handel is currently President of S&H Consulting, Ltd., a privately held investment and consulting company. From 1988 to 1990, he served as Chairman of the Board and Chief Executive Officer of Coleco Industries, Inc., a publicly held company and formerly a manufacturer of toys and games. Prior to that time, and from 1983, he served as Executive Vice President and, from 1974 to 1983, as Chief Financial Officer of Coleco.

         Richard P. Rifenburgh. Age 62 and a Director since June 1991. Mr. Rifenburgh is Chairman of the Board of Moval Management Corporation, a privately held company specializing in restoring companies in financial distress. In June 1992 he became director and in August 1992, Chairman of the Board, of Ross Cosmetics Distribution Centers Inc. (now known as TRISTAR CORP.), a publicly held company and distributor of cosmetics. From February 1989 until 1991, he was the Chairman of the Board and Chief Executive Officer of MiniScribe Corporation, a publicly held company and a manufacturer of disc drives for personal computers. From 1987 to 1990, he was a General Partner at Hambrecht & Quist Venture
Partners, a venture capital organization. From 1988 to 1990, he was Chairman of the Board and Chief Executive Officer of Ironstone
Group, Inc., a publicly held holding company where he also served as President from 1988 to 1989. From 1986 to 1987, he was Chairman of the Board and Chief Executive Officer of GCA Corporation, a publicly held company and a manufacturer of semiconductor manufacturing equipment. He has since 1976 been a director of Library Bureau, Inc., a publicly held company and manufacturer of library furniture. In 1964, he founded and later became Chairman of the Board through 1974 of Mohawk Data Sciences Corporation, a publicly held company and a manufacturer of computer equipment. He also served in 1975 and 1976 as Chairman of the Board of the Communications and Computer Industry Association.

         Robert R. Sparacino. Age 66. President, Sparacino Associates, Inc. (SAI) since 1982. SAI offers management and venture capital consulting services primarily for high technology business. Mr. Sparacino's experience includes four years as General Partner of a $125 million venture capital fund, focused primarily on investments in technology companies; twelve years in executive management positions with Xerox Corporation, including Corporate Senior Vice President, Senior Vice President - Information Products Group; and nine years in engineering and research and development positions with General Motors Corporation, including Director of Engineering and Director of Research and Development of one of its major aerospace divisions. He has earned a Sc.D. from MIT. He is a member of the Board of Directors of TRISTAR CORP., a publicly held company and distributor of cosmetics.

         John T. Stihl, Chairman. Age 61 and a Director since June 1991. In August 1993 he was elected to the positions of Chairman of the Board, President and Chief Executive Officer. As of September 19, 1994, he is serving as acting Chief Financial Officer until that position is filled. In May 1991, he joined the Company as Executive Vice President and in April 1992 he was elected President and Chief Operating Officer. In 1988, after retiring as a Major General from the United States Air Force, he was elected President and Chief Executive Officer of G&H Technology, Inc., a subsidiary of Penn Central Corporation which designs, develops, manufactures and markets electromechanical components for the defense and aerospace industries. His experience includes over 20 years in high level executive positions with the United States Air Force managing large scale telecommunications, computer and air traffic control operations, including from 1986 to 1988, commander (CEO) of the 58,000 persons worldwide Air Force Communications Command, headquartered at Scott Air Force Base, Illinois. Prior to his retirement, he had been an officer in the United States Air Force since 1955.

         As noted above, Mr. Rifenburgh served as a member of the Board of Directors and as an executive officer of Miniscribe Corporation from 1989 to 1991 and of Ironstone Group, Inc. from 1988 to 1990;
and as a director of Library Bureau, Inc. since 1976. Mr. Sparacino served as a member of the Board of Directors of Miniscribe from 1989 to 1991. Miniscribe filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in 1990 and Ironstone and Library
Bureau similarly filed for reorganization in 1991 and 1993, respectively. Miniscribe subsequently converted its reorganization into a liquidation under Chapter 7 of the U.S. Bankruptcy Code and is currently in liquidation. Ironstone completed its reorganization in August 1993. Library Bureau continues in reorganization.

Corporate Governance

         Concurrent is a corporation created and chartered under the laws of Delaware. It is governed by a Board of Directors and its Committees. As permitted under Delaware law and the Certificate of Incorporation and By-laws of the Company, the Board of Directors has established and delegated certain authority and responsibility to four committees: the Executive Committee; the Audit Committee; the Finance Committee; and the Management Resources Committee. The Board annually reviews the membership of and the authority and responsibility delegated to each Committee at the organizational meeting of Directors immediately following the Annual Meeting of Stockholders. From time to time as required, the Chairman of the Board has the authority from the Board of Directors to establish a nominating committee to recommend nominees to fill vacancies on the Board, newly created directorships, and expired terms of directors.


         The current members of the Executive Committee are Messrs. Stihl (Chairman), Handel and Rifenburgh. The Committee has, to the extent legally permitted, the power and authority of the Board of Directors in periods between meetings of the full Board. No meetings of the Executive Committee were held during the Company's fiscal year ended June 30, 1994. All matters that could have been addressed by the Committee during the fiscal year were addressed by the full Board of Directors.

         The current members of the Audit Committee are Messrs. Rifenburgh (Chairman), Clowe and Dewey. The current principal responsibilities of the Committee are to review the Company's financial statements contained in filings with the Commission, matters relating to the examination of the Company by its independent auditors, accounting procedures and controls, and the use and security of the Company's liquid assets through the review of the Treasurer's function, and to recommend the appointment of independent accountants to the Board for its consideration and approval subject to ratification by the stockholders. The Audit Committee held four meetings during the Company's fiscal year ended June 30, 1994.

         The current members of the Finance Committee are Messrs. Handel (Chairman), Clowe, Hecht, Rifenburgh and Stihl. The current principal responsibilities of the Committee are to review, appraise and recommend actions relating to the Company's capital structure, to review the Company's compliance with financial covenants in its financing documents, and to review capital needs and expenditures, risk-management programs and financial performance of the retirement savings plan. The Finance Committee held five meetings during the Company's fiscal year ended June 30, 1994.

         The current members of the Management Resources Committee are Messrs. Arneson (Chairman), Handel and Hecht. The current principal responsibilities of the Committee are to make recommendations with respect to executive officer and senior management compensation and incentive compensation programs and, subject to limitations, to administer the Company's stock option plans, stock purchase plan and stock bonus plan, including the issuance of stock in connection with the Company's retirement savings plan and incentive bonus plans, and to review management development and succession programs. The Management Resources Committee held seven meetings during the fiscal year ended June 30, 1994.

         During the fiscal year ended June 30, 1994, the Board of Directors held seven meetings. All nominees attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of which they were members held during their tenure.

Director Compensation

         Non-employee Directors receive a $12,500 annual retainer payable upon election as Director of the Company at the Annual Meeting of Stockholders at the beginning of each fiscal year (and a pro rata amount to any non-employee who becomes a Director of the Company thereafter, payable at the time of becoming a Director), and $1,750 per meeting (including supplemental meetings in person with management where the business to be conducted cannot be reasonably accomplished during any scheduled meeting times and is necessary in furtherance of the required duties of a Director -- representing $1,750 in fees for one supplemental meeting involving one Director in fiscal year 1994) not to exceed $1,750 per day for attendance at Board, Committee and supplemental meetings regardless of the number of meetings attended on a given day, payable following such meetings. Non-employee Directors who serve as chairman of Committees of the Board of Directors receive $2,500 per annum, payable quarterly at the end of a quarter. No compensation is paid to Messrs. Stihl and Carter for services as a Director.

         On their date of election, Messrs. Clowe, Handel, and Rifenburgh were each granted options to purchase 3,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant (i.e., $5.00 for Messrs. Handel, and Rifenburgh and $5.90 for Mr. Clowe). Mr. Dewey was granted an option to purchase 10,000 shares of Common Stock at an exercise price equal to par value, $0.01, upon his election in 1981 which, as a result of the Company's one-for-ten reverse stock split in February 1992, represents an option to purchase 1,000 shares at an exercise price of $0.10 per share. Messrs. Handel, and Rifenburgh elected to participate in a Stock Option Cancellation and New Grant Program during fiscal year 1994. Pursuant to the terms of the Program, each elected to cancel the prior stock options granted to them and received a new stock option grant to purchase 3,000 shares with an exercise price of $3.3125, the fair market value of a share of Common Stock on August 25, 1993, the effective date of grant. The new stock options have the same vesting schedule as the canceled stock options (i.e., vesting over the three-year period from the August 25, 1993 date of grant, one-third on the first anniversary thereof, and monthly thereafter). The Company's Stock Option Plan provides for the automatic grant, upon the election of a non-employee to the Board of Directors, of an option to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Executive Compensation

         The following table sets forth information with respect to the compensation of the current and former chief executive officer and each of the other four most highly compensated executive officers of the Company for fiscal year 1994 for services in all capacities to the Company for fiscal years 1992, 1993 and 1994.


                             Summary Compensation Table


Annual Compensation                                         Long Term Compensation
                                                     Awards     Payouts
Name                                                Restricted
and Current                                         Stock      Options/    LTIP      All Other
Principal          Fiscal  Salary   Bonus   Other   Award(s)   SARs       Payouts   Compensation
Position           Year     ($)     ($)(a)  ($)(b)   ($)       (#)(c)       ($)       ($)(d)


J.T. Stihl (e)     1994   324,960      0    56,875     0        328,750     0         17,384
Chairman,          1993   219,177   93,985   N/A       0         45,200     0          5,927
President and      1992   187,256   83,400   N/A       0         15,000     0          1,949
Chief Executive
Officer

D.R. Brown (e)     1994   88,423       0      0         0           0       0          8,717
Former chairman    1993  376,604   229,142   N/A        0       244,000     0          2,352
and chief          1992  354,636   437,450   N/A        0           0       0         11,696
executive officer

C.M. Carter (f)    1994  205,940       0    23,625      0        83,155     0          3,661
Former senior vice 1993  183,072    84,976   N/A        0        29,000     0          5,070
president and      1992  166,526    65,606   N/A        0           0       0          4,531
secretary

J.P. McCloskey(g)  1994  205,800       0    20,530      0        41,780     0          3,994
Former vp finance, 1993  196,687    90,081   N/A        0        29,000     0          5,807
treasurer, chief   1992  191,891    68,419   N/A        0           0       0          5,374
financial officer

T.D. Robinson      1994  150,986      0     16,000      0        65,145     0          2,174
Vice President,    1993  109,638(h) 36,287   N/A        0         N/A      N/A          N/A
Field Operations   1992    N/A       N/A     N/A       N/A        N/A      N/A          N/A

David S. Cowie(i)  1994  133,670      0   14,000        0        62,024     0            0
Vice President,    1993    N/A       N/A     N/A       N/A        N/A      N/A          N/A
Development &      1992    N/A       N/A     N/A       N/A        N/A      N/A          N/A
Engineering




(a) Shows awards of incentive compensation under the Company's Executive Bonus Plan (EBP). No incentive compensation under the EBP for fiscal year 1994 was earned or paid.
(b) Shows the dollar value of shares of Common Stock granted in respect of achievement of corporate performance commitments for the quarters ended March 31 and June 30, 1994, based on the $2.125 closing sale price of a share on August 19, 1994, the effective date of grant.
(c) Includes for certain persons new stock option grants resulting from the election to participate in the Stock Option Cancellation and New Grant Program held for a limited time during fiscal year 1994 and new stock option grants in consideration of the eight-month deferral of executive officer annual merit salary increases from January 1, 1994 to September 1, 1994. Pursuant to the terms of the Program, participants elected to cancel certain stock options previously granted to them and received a new stock option grant for the purchase of the same number of shares as the canceled stock option, with an exercise price of $3.3125, the fair market value of a share of Common Stock on August 25, 1993, the effective date of grant. The grant of the new stock option starts a new vesting schedule for that option with vesting over the same vesting period as the canceled stock option (e.g., five-year, three-year, one-year). Named persons participating in the Program for the aggregate number of stock options indicated were Messrs. Stihl (10,000) and Cowie (2,449). The number of stock options granted to the named persons in consideration of the annual merit salary increase eight-month deferral were: Stihl (8,625), Brown (0), Carter (5,175), McCloskey (3,800), Robinson (2,625) and Cowie (3,450). Also includes performance based restricted stock options granted in June 1994 upon approval by the Board of Directors of a Long-Term Incentive Compensation Plan for executive officers. The named persons received stock options to purchase the following number of shares: Stihl (100,000); Brown
     (0); Carter (50,000); McCloskey (30,000); Robinson (40,000); and
     Cowie (35,000).
(d) Represents the Company's annual contribution for the prior fiscal year in cash and/or shares of Common Stock, based on the value of such shares at the time of contribution, to such person under the Company's Retirement Savings Plan, a defined contribution plan. For Mr. Brown, includes an estimated $4,000 per year of imputed income on the balance amount in a "split dollar" life insurance trust funded by the Company. For Mr. Stihl, includes $7,775 paid by the Company as the premium for $1 million in term life insurance.
(e) On August 25, 1993, Mr. Stihl was elected to the positions of Chairman of the Board, President and Chief Executive Officer upon the voluntary resignation of Denis R. Brown as Director, Chairman and Chief Executive Officer. Prior to this election, Mr. Stihl served as President and Chief Operating Officer of the Company.
(f) During fiscal year 1994, Mr. Carter was elected to the positions of Senior Vice President, Operations and Secretary in August 1993. Prior to August 1993, he served as Vice President, General Counsel and Secretary, Corporate Development of the Company. Accepted an offer to join a company in an unrelated industry and a former executive officer of Concurrent, stepping down as an employee of Concurrent, effective September 23, 1994.
(g) Accepted an offer to join a company in an unrelated industry and a former executive officer of Concurrent, stepping down as an employee of Concurrent, effective September 16, 1994.
(h) Partial year; joined the Company as Vice President, Worldwide Customer Services in September 1992. Excludes $65,502 in relocation expenses paid by the Company in accordance with its relocation policies.
(i)  Elected an executive officer in August 1993.

OPTION GRANTS

   The following table shows all grants in fiscal year 1994 of stock options under the Company's 1991 Restated Stock Option Plan
(the "Stock Option Plan") to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal year 1994.


                     Option Grants In Last Fiscal Year



                                                                          Potential Realizable Value
                Options    Percent of Total                                  at Assumed Annual
Name            Granted    Options Granted     Exercise or                   Rates of Stock Price
                           to Employees in     Base Price     Expiration   Appreciation for Option term
                           Fiscal Year         ($/share)(a)     Date          5%           10%
J.T. Stihl       10,100(b)                      $3.3125        8/25/2003     21,040        53,321
                200,000(c)                      $3.3125        8/25/2003    416,643     1,055,854
                 10,000(d)                      $3.3125        8/25/2003     20,832        52,793
                  8,625(e)                      $1.625         1/01/2004      8,814        22,337
                100,000(f)                      $1.7813        6/23/2004    112,025       283,893
                --------
                328,725           18.5%

D.R. Brown          0             0%                -               -           -             -

C.M. Carter(j)    7,980(b)                      $3.3125        8/25/2003     16,624        42,129
                 20,000(g)                      $3.3125        8/25/2003     41,664       105,585
                  5,175(e)                      $1.625         1/01/2004      5,289        13,402
                 50,000(f)                      $1.7813        6/23/2004     56,012       141,947
                 -------
                 83,155           4.7%

J.P. McCloskey(j) 7,980(b)                      $3.3125        8/25/2003     16,624       42,129
                  3,800(e)                      $1.625         1/01/2004      3,883        9,841
                 30,000(f)                      $1.7813        6/23/2004     33,607       85,168
                --------
                 41,780           2.4%

T.D. Robinson     2,520(b)                      $3.3125         8/25/2003     5,250       13,304
                  2,625(e)                      $1.625          1/01/2004     2,683        6,798
                 20,000(h)                      $1.625          1/28/2004    20,439       51,797
                 40,000(f)                      $1.7813         6/23/2004    44,810      113,557
                --------
                 65,145          3.7%

D.S. Cowie        1,125(b)                      $3.3125         8/25/2003     2,344       5,939
                    100(d)                      $3.3125         8/25/2003       208         528
                  2,349(d)                      $3.3125         8/25/2003     4,893      12,401
                 20,000(i)                      $3.3125         8/25/2003    41,664     105,585
                  3,450(e)                      $1.625          1/01/2004     3,529       8,935
                 35,000(f)                      $1.7813         6/23/2004    39,209      99,363
                --------
                 62,024         3.5%

- ----------------------------------------------

(a) Represents the fair market value of a share of Common Stock on the effective date of grant.
(b) Annual Grant Program (10% of previously granted stock options other than stock options granted under the Company's Long-Term Incentive Compensation Plan).
(c) Upon election to additional positions of Chairman and CEO (continuing as President).
(d) Participation in Cancellation and New Grant Program (see Repricing Table below).
(e) In consideration of eight-month deferral of annual merit salary increase from January 1994 to September 1994.
(f) Long Term Incentive Compensation Plan grant; exercisability restricted until achievement of defined objectives.
(g) Upon election to additional position of Senior Vice President, Operations (continuing as Secretary).
(h)   Upon election to position of Vice President, Field Operations.
(i)   Upon election to position of Vice President, Development &
      Engineering.
(j) All outstanding stock options terminated without exercise effective the effective date of resignation (McCloskey, September 16, 1994; Carter, September 23, 1994).



OPTION EXERCISES AND FISCAL YEAR-END VALUES

   The following table provides information as to the unexercised options to purchase the Company's Common Stock granted in fiscal year 1994 and prior fiscal years to the named executive officers and the value of options held by them at fiscal year-end. None of the named executive officers exercised any options during fiscal year 1994.

                       Fiscal Year-End Option Values



                  Number of Unexercised     Value of Unexercised
                    Options at Fiscal        In-the-Money Options
                        Year-End            at Fiscal Year-End (a)

Name          Exercisable(b) Unexercisable  Exercisable Unexercisable
- ---------------------------------------------------------------------

J.T. Stihl        116,245       303,687          $0        $11,526
D.R. Brown           0            0              $0          $0
C.M. Carter (c)    78,046        89,026          $0        $ 5,979
J.P. McCloskey (c) 74,046        51,651          $0        $ 3,761
T.D. Robinson      14,879        80,266          $0        $ 9,404
D.S. Cowie          8,695        60,174          $0        $ 4,142



(a) Based on the fair market value of the Company's Common Stock on that date ($1.875).
(b) Includes options exercisable within 60 days of Fiscal Year-End.
(c) All outstanding stock options terminated without exercise effective the effective date of resignation (McCloskey, September 16, 1994; Carter, September 23, 1994)

STOCK OPTION CANCELLATION AND NEW GRANT PROGRAM

   In August 1993, the Board of Directors approved a Stock Option Cancellation and New Grant Program. All employee and Director optionees were eligible to participate. The objective of the Program was to provide these option holders additional opportunity and incentive to achieve business plan goals. The new stock options have an exercise price equal to the fair market value of a share of Common Stock on the effective date of grant and a new vesting schedule commencing the August 25, 1993 effective date of grant comparable to the vesting period of the canceled stock option (e.g., one-year, three-year and five-year).



                       Ten-Year Option/SAR Repricings

                            Number of
                           Securities     Market Price
                            Underlying     of Stock at     Exercise Price               Length of Original
                           Options/SARs      Time of        at time of                     Option Term
                            Repriced or    Repricing or    Repricing or      New         Remaining at Date
                            Amended         Amendment       Amendment      Exercise      of Repricing of
Name              Date      #   (a)         $  (a)           $   (a)      Price $ (a)      Amendment


J.T. Stihl       08/25/93    10,000        $ 3.3125         $ 3.75         $ 3.3125            9.7 years

C.M. Carter      11/22/89    15,000        $25.625          $49.375        $25.625             8.7 years
                 11/15/90    15,000        $ 1.875          $25.625        $ 1.875             9.0 years

J.P. McCloskey   11/22/89    15,000        $25.625          $49.375        $25.625             8.7 years
                 11/15/90    15,000        $ 1.875          $25.625        $ 1.875             9.0 years

D.S. Cowie       11/22/89     1,081        $25.625          $45.00         $25.625             8.9 years
                 11/22/89       264        $25.625          $47.50         $25.625             9.7 years
                 11/15/90     1,345        $ 1.875          $25.625        $ 1.875             9.0 years
                 08/25/93       100        $ 3.3125         $ 4.375        $ 3.3125            9.8 years
                 08/23/93     2,349        $ 3.3125         $ 4.375        $ 3.3125            9.8 years

K.J. Dell        11/22/89       400        $25.625          $45.00         $25.625             8.9 years
                 11/22/89       750        $25.625          $47.50         $25.625             9.7 years
                 11/15/90     1,150        $ 1.875          $25.625        $ 1.875             9.0 years
                 11/15/89     1,000        $ 1.875          $17.50         $ 1.875             9.4 years
                 08/25/93     1,000        $ 3.3125         $ 4.375        $ 3.3125            7.8 years
                 08/25/93       100        $ 3.3125         $ 4.375        $ 3.3125            7.8 years
                 08/25/93     5,499        $ 3.3125         $ 4.375        $ 3.3125            7.8 years


(a) For transactions prior to February 7, 1992, the number of securities, market price and exercise price have been adjusted to reflect the one-for-ten reverse stock split effective that date.

Severance Arrangements

   The Company has entered into employment agreements with its executive officers. With the exception of the employment agreements with Mr. Stihl and except as described below, these agreements contain generally the same terms and provide for a base salary to be reviewed for increase annually with such increases as shall be awarded in the discretion of the Board of Directors. The agreements also provide for an annual bonus opportunity in a target amount to be established by the Board of Directors at the recommendation of the Management Resources Committee, the actual amounts to be paid depending upon the degree of achievement of various objectives reasonably consistent with the Company's business plan to be established annually by the Board of Directors.

   Employment under the employment agreements with executive officers of the Company may be terminated by either the Company or the respective executive officer at any time. In the event the executive officer voluntarily resigns (except as described below) or is terminated for cause, compensation under the employment agreements will end. In the event an agreement, other than the agreement with Mr. Stihl the terms of which differ, is terminated directly by the Company without cause or in certain circumstances constructively by the Company, the terminated employee will receive severance compensation for a one-year period, in an annualized amount equal to the respective employee's base salary then in effect plus an amount equal to the then most recent annual bonus paid or, if determined, payable, to such employee. Any compensation earned by the former executive officer for subsequent employment during the period for which severance compensation is payable will offset such severance compensation amount by one dollar for every two dollars in subsequent employment compensation.

   Upon his election to the additional positions of Chairman of the Board and Chief Executive Officer on August 25, 1993, the Company entered into an agreement with Mr. Stihl which provides that he serve as Chairman of the Board, President and Chief Executive Officer. It also provides for a base annual salary of not less than $350,000, as may be adjusted based on annual merit increases, plus an annual bonus opportunity in a target amount not less than 65% of annual base salary. The actual amount of the bonus opportunity to be paid depends on the degree of achievement of various objectives established annually by the Board of Directors reasonably consistent with the Company's annual business plan. The agreement also provides that the Company pay the premiums associated with portable, renewable term life insurance providing a death benefit of $1 million on the life of Mr. Stihl.

   The Agreement further provides that either Mr. Stihl or the Company may terminate the employment relationship at any time. In the event Mr. Stihl voluntarily resigns (except following certain events constituting constructive termination), retires or is terminated for cause, compensation under the agreement would end and no further compensation would be owed or payable. In the event the agreement is terminated directly by the Company without cause, or in the event Mr. Stihl terminates his employment following certain specified events constituting constructive termination by the Company (including a demotion or election to positions other than his current positions), he would be entitled to receive severance compensation for a two-year period commencing upon such termination in an annualized amount equal to his annual base salary then in effect without offset.


Management Resources Committee Report on Executive Compensation


To:  The Board of Directors

Compensation Overview and Philosophy

The Company's primary objective is to maximize stockholder value over time by developing and implementing a comprehensive business strategy. The Management Resources Committee's (MRC) primary objective is to review compensation programs, employee benefit plans, and personnel policies applicable to officers and other members of senior management of the Company to assure that they support the Company's objectives and are in the long range interests of the stockholders. The MRC reviews performance of executive officers and recommends appropriate compensation, including cash and incentive compensation, and stock option grants for approval by the Board. The MRC meets at least quarterly. The MRC's overall compensation philosophy is to provide rewards that
(1) are linked to the achievement of Company and individual performance objectives, (2) align employee interests with the interests of its stockholders, (3) are sufficient to attract and retain needed, high-quality employees, and (4) provide a mix of cash and potential stock ownership tied to the immediate and long term business strategy. The MRC solicits and analyzes periodic reports from independent consultants retained by management regarding the appropriateness of compensation levels.

Executive Officer Compensation

The MRC uses the following key principles in structuring, reviewing and revisiting compensation targets and packages of executive officers:

. Long-Term and At-Risk Focus so that a significant portion of executive officer pay is focused toward the achievement of long-term strategic objectives and maximization of stockholder value.

. Management Development programs designed to successfully attract and retain individuals who can maximize the creation of stockholder value, and motivate employees to attain
     Company and individual performance objectives.

. Equity At-Risk Link of Company performance and individual rewards to instill ownership (stockholder) thinking.

. Recognition of Individual Contributions toward achievement of specific business objectives as well as overall Company results.

. Competitive Position of both base salary and total compensation with the high technology computer industry.


COMPONENTS OF EXECUTIVE COMPENSATION

The four components of executive compensation are (1) base salary,
(2) annual incentive (bonus) awards, (3) equity participation and
(4) long term incentive compensation.

BASE SALARY.   Base salary is determined based on competitive
factors and individual and Company performance. It is targeted to be at approximately the average of the high technology computer industry for comparable positions of responsibility. Annual increases are intended to be consistent with individual and Company performance and competitive with industry trends.

ANNUAL INCENTIVE (BONUS) AWARDS. At the start of each fiscal year, the MRC establishes Company performance objectives for the fiscal year and target bonus opportunities for each executive officer based on the achievement of Company and individual performance objectives. The target bonus opportunity is a percentage of base salary initially established at the time the person became an executive officer, generally 30 to 50% for executive officers other than the chief executive officer and 65% for the chief executive officer. The target bonus opportunity is reviewed periodically for increase based on level of responsibility, potential contribution to the achievement of Company objectives and competitive practices. Under recent plans, the target bonus is earned 75% based on the achievement of Company performance objectives set annually, for example, the achievement of a certain level of before tax income or profitability, and 25% based on the achievement of individual performance objectives tied to the Company's annual business plan. Minimum thresholds of achievement are also established. Actual awards are determined at the end of the fiscal year based on achievement of the established Company and individual performance objectives.

EQUITY PARTICIPATION.   Equity participation is in the form of
annual stock option grants with exercise prices equal to fair market value of a share of Common Stock at the effective date of grant. Participation is limited to executive officers and employees at or above a minimum grade level eligible for participation in the Concurrent Incentive Plan (an annual incentive (bonus) award plan). The target amount for annual equity participation stock option grants, if any, is 10% of the stock options previously granted to the eligible participant (other than stock options granted under the Company's Long Term Incentive Compensation Plan).

LONG TERM INCENTIVE COMPENSATION. Long term incentive compensation is distributed through the Company's Long-Term Incentive Compensation Plan (the "LTIC Plan"). The LTIC Plan was recommended by the MRC and approved by the Board in June 1994. The objective of the LTIC Plan is to provide a strong recruitment and retention device for employee executive officers that provides an incentive for achievement of long-term financial strategic success of the Company. Cycles for determining LTIC performance objectives and incentive compensation are recommended by the MRC for approval by the Board. Target performance objectives for each fiscal year during the cycle and extraordinary performance objectives for the cycle are recommended by the MRC for approval by the Board. The performance objectives are based on one or more discrete financial objectives that are consistent with the Company's five-year strategic plan. The current cycle is the three fiscal years ending June 30, 1997. The performance objectives for the cycle are based on revenue and net income. Incentive compensation under the LTIC Plan is in the form of stock options for the achievement of target performance objectives and stock grants for the achievement of extraordinary performance objectives. The aggregate incentive compensation opportunity for achievement of all target performance objectives for the cycle is a percentage of annual base salary.
For the current cycle, the percentage for executive officers other than the Chairman, President and CEO, ranges from 30 to 40%. The percentage for the Chairman, President and CEO is 50%. Stock options based on the incentive compensation opportunity for achievement of all target performance objectives are granted at the beginning of the cycle. The right to exercise the stock option is earned based on achievement of the target performance objectives. The right to exercise that portion of the stock option earned through achievement of the target performance objectives vests 60% on the date the Board approves the financial statements for the last fiscal year in the cycle (i.e., for the initial three-year cycle, the financial statements for the fiscal year ending June 30,
1997) and 40% on the last day of the fiscal year following the last fiscal year of the cycle (i.e., for the initial three-year cycle, June 30, 1998). Except in certain limited circumstances, an employee must be an employee of the Company at the time of vesting in order to be receive any incentive compensation earned during the cycle.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Stihl joined the Company in May of 1991 and has played a significant role in the development and implementation of the Company's strategic plan. Mr. Stihl was elected Chairman, President, and Chief Executive Officer at the August 1993 meeting of the Board of Directors. In accordance with the compensation philosophy and process described above, upon his election Mr. Stihl's annual base salary was set at $350,000 with an annual bonus target of 65%. He was also granted an equity participation stock option to purchase 200,000 shares of Common Stock at an exercise price per share of $3.3125, the fair market value on the date of grant. The option vests over a five-year period (20% on the anniversary of the date of grant and monthly thereafter). In June 1994, at the MRC's recommendation the Board granted performance based stock options to Mr. Stihl to purchase 100,000 shares of Common Stock under the LTIC Plan for the initial three year cycle
ending June 30, 1997.   Similar grants were made to other executive
officers. Based on corporate performance results against targeted objectives, no annual incentive (bonus) award for fiscal year 1994 was paid to Mr. Stihl or any other executive officer of the Company. At the Committee's recommendation, in August 1994 the Board made a one-time grant of shares of Common Stock to executive officers for achievement of committed corporate performance objectives for the quarters ended March 31 and June 30, 1994. Mr. Stihl received a one-time grant of 26,675 shares.

Mr. Brown received base salary only through his August 23, 1993 termination date at the annual rate of $389,200. No further compensation was paid thereafter.


STOCK OPTION CANCELLATION AND NEW GRANT PROGRAM

Upon the Committee's recommendation, in August 1993 the Board of Directors approved a Stock Option Cancellation and New Grant Program. All employee and Director optionees were eligible to participate. The objective of the Program was to provide these option holders additional opportunity and incentive to achieve business plan goals. The new stock options have an exercise price equal to the fair market value of a share of Common Stock on the effective date of grant and a new vesting schedule commencing the August 25, 1993 effective date of grant comparable to the vesting period of the canceled stock option (e.g., one-year, three-year and five-year).

CONCLUSION

The MRC believes the executive compensation policies and programs serve the interest of the stockholders and the Company. The MRC also believes the base salary amounts, bonus awards, equity participation grants, and long term incentive compensation for executive officers have been linked to and are commensurate with Company performance and individual efforts in achieving the strategic goals of the Company.

MANAGEMENT RESOURCES COMMITTEE MEMBERS

Phillip W. Arneson, Chairman
Morton E. Handel
Leonard N. Hecht

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

         Set forth below is a line graph comparing the total returns (assuming reinvestment of dividends) of the Company's Common Stock, the NASDAQ Stock Market (U.S. companies) and a peer group of companies determined by the Company. The graph assumes $100 invested on June 30, 1989 in Concurrent Common Stock and each of the indices.




COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, to the knowledge of the Company, the only beneficial owners of more than 5% of the Company's Common Stock as a group as of September 23, 1994.

                                                Percentage of
Name and Address              Number of          Common Stock
of Beneficial Owner         Shares Owned (a)    Outstanding (a)


Wellington Management Company   2,995,200          9.9%
75 State Street
Boston, MA 02109

Bear Stearns & Co., Inc.        2,432,801          8.1%
245 Park Avenue
New York, NY 10167

Teachers Insurance and Annuity  1,596,938          5.3%
Association of America (b)
730 Third Avenue
New York, NY 10017-3206

(a) Assumes for such beneficial owner the exercise of warrants to purchase shares of Common Stock granted in connection with the "lock-up" through January 21, 1994 of the shares of Common Stock held by such beneficial owner, including shares issued upon exercise of the warrants (121,877 warrants held by Bear Stearns and 80,000 warrants held by Teachers). Does not assume the exercise of warrants by any other warrant holder.
(b) In August 1992, in an arms-length transaction Concurrent transferred all its interests in its Westford, Massachusetts facility to an affiliate of Teachers Insurance and Annuity Association of America, in exchange for consideration including cancellation of $11,000,000 in mortgage indebtedness plus accrued interest. As part of the transaction, the Company leased back a portion of the facility and continued its existing operations from the facility.

   The following table sets forth for each nominee for Director, and each of the persons named in the executive compensation table, his name, and the number of shares and percentage of Common Stock of the Company which he reported were beneficially owned by him as of June 30, 1994, including the number of shares of Common Stock he has the right to purchase during the 60 days thereafter (through August 29, 1994) upon the exercise of existing stock options.

                               Common Stock
                               Beneficially     Percentage of
                               Owned Directly    Common Stock
Name                           or Indirectly   Outstanding (a)

Denis R. Brown                  3,516                *
Michael A. Brunner                0                  *
C. Michael Carter              90,674 (b)            *
Kevin N. Clowe                  3,000                *
David S. Cowie                  8,695 (c)            *
C. Forbes Dewey, Jr.           14,601 (d)            *
Morton E. Handel                1,000                *
James P. McCloskey             88,730 (e)            *
Richard P. Rifenburgh          13,000                *
Thomas D. Robinson             15,543 (f)            *
Robert R. Sparacino               0                  *
John T. Stihl                 123,001 (g)            *
Directors and executive
 officers as a group
 (16 persons)                 384,556 (h)           1.3%

___________________

(a) Assumes the exercise of all outstanding stock options held by current directors and executive officers as a group exercisable within 60 days of June 30, 1994.
(b) Includes options to purchase 78,046 shares of Common Stock of the Company currently exercisable or which become exercisable within 60 days of June 30, 1994. Does not include options to purchase 89,026 shares of Common Stock of the Company which become exercisable after such 60-day period. Excludes 117 shares held in trust for two of Mr. Carter's children, as to both of which holdings he disclaims beneficial ownership.
(c) Represents options to purchase 8,695 shares of Common Stock of the Company currently exercisable or which become exercisable within 60 days of June 30, 1994. Does not include options to purchase 60,170 shares of Common Stock of the Company which become exercisable after such 60-day period.
(d) Excludes 10 shares held by Mr. Dewey's wife and 26 shares held in trust for Mr. Dewey's son, as to both of which holdings he disclaims beneficial ownership. Includes options to purchase 5,491 shares of Common Stock of the Company which are currently exercisable.
(e) Includes options to purchase 74,046 shares of Common Stock of the Company currently exercisable or which become exercisable within 60 days of June 30, 1994. Does not include options to purchase 51,651 shares of Common Stock of the Company which become exercisable after such 60-day period.
(f) Includes options to purchase 14,879 shares of Common Stock of the Company currently exercisable or which become exercisable within 60 days of June 30, 1994. Does not include options to purchase 80,266 shares of Common Stock of the Company which become exercisable after such 60-day period.
(g) Includes options to purchase 116,245 shares of Common Stock of the Company currently exercisable or which become exercisable within 60 days of June 30, 1994. Does not include options to purchase 303,867 shares of Common Stock of the Company which become exercisable after such 60-day period.
(h) Includes options to purchase 321,476 shares of Common Stock of the Company currently exercisable or which become exercisable within 60 days of June 30, 1994. Does not include options to purchase 828,111 shares of Common Stock of the Company which become exercisable after such 60-day period.

*  Less than 1% of the Company's outstanding Common Stock.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities ("ten percent stockholders"), to file reports of ownership of the Company's securities and changes in such ownership with the Securities and Exchange Commission (the "Commission) and the National Association of Securities Dealers, Inc. Officers, directors and ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely upon its review of copies of such filings received by it and written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that during its fiscal year ended June 30, 1994 all filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

              APPROVAL OF AMENDMENT TO STOCK OPTION PLAN
                              (Item 2 of Notice)

   The Company has a Stock Option Plan providing for the grant of incentive stock options to employees and non-qualified stock options
(NSOs) to employees, non-employee directors and consultants. The Stock Option Plan is administered by the MRC and, in certain cases, the Board. Under the plan, the MRC may award, in addition to stock options, shares of Common Stock on a restricted basis. The plan also specifically provides for stock appreciation rights and authorizes the MRC to provide, either at the time of the grant of an option or otherwise, that the option may be cashed out upon terms and conditions to be determined by the Committee. The MRC determines the option price, exercise period and other terms and conditions of options at the time of each grant which are then reflected in the stock option agreement between the Company and the optionee. Generally, stock option agreements provide for (i) an exercise price equal to the fair market value of a share of Common Stock on the effective date of grant, (ii) a five-year vesting schedule and (iii) a change of control provision providing for the acceleration of the vesting of stock options in connection with a change of control and involuntary termination of employment without cause and obligating the Company to repurchase such options under certain circumstances. Stock options may not be transferred or assigned, except by will or the laws of descent and distribution. The plan currently limits the grant of options to non-employee directors to the grant of the right to purchase 3,000 shares upon their initial election to the Board of Directors and does not provide for future grants. Generally, all options granted to non-employee directors of the Company are immediately exercisable. Shares purchased upon exercise of such options are subject to repurchase by the Company to the extent not vested in the event and at the time the option holder ceases to be a director. The plan terminates on January 31, 2002. Stockholders have previously approved the purchase of up to 3,164,725 shares under the plan.

   The Plan is designed to create a long-term mutuality of interest between employees and the stockholders of the Company by encouraging ownership of the Company's Common Stock and providing employees with participation in the Company's long-term performance. To achieve that goal the Board of Directors, on MRC recommendation, authorized grants to all employees for fiscal year 1991 and 1992. In addition, commencing in fiscal year 1992 the Board authorized an annual grant program for executive officers and key employees with a target grant based on achievement of performance objectives equal to approximately 10% of the stock options previously granted to executive officers and key employees. An increase in the number of shares available for issuance under the Plan of 1,000,000 was approved by stockholders at the November 4, 1993 Annual Meeting of Stockholders to meet the normal requirements of the business, for new hires, promotions and the annual grant program for fiscal years 1994, 1995 and 1996. The Company considers that numbers of shares sufficient for those purposes. An additional 850,000 shares available for issuance under the Plan is needed to cover stock options granted in consideration of the eight-month deferral of annual merit salary increases for all employees worldwide.

    To save needed cash for operations, the Board of Directors, by resolution adopted August 25, 1993, determined to defer annual merit salary increases for all employees worldwide for eight months. In consideration of the deferral, the Board of Directors granted stock options to affected employees. The total number of stock options granted was approximately 850,000. The number of stock options granted to each affected employee was determined by a formula percentage of current annual base salary based on the last
performance review on record.   At its meeting on August 19, 1994,
the Board of Directors adopted an amendment to the Plan to increase the maximum number of shares authorized for issuance under the Plan by 850,000. A copy of the amendment is attached as Exhibit A.

   Stockholder approval is sought in order to meet the requirements of (i) the provisions of Code Section 422, which requires stockholder approval of any increase in the number of shares that may be issued under an incentive stock option plan, and (ii) the provisions of Rule 16b-3 which, in the case of certain option plans that have been approved by stockholders, prevent the grant of options to Directors, officers and certain other affiliates from being deemed "purchases" for purposes of the profit recapture provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended. The officers and directors of the Company who may receive such stock options will benefit from such approval.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

   The following is a brief summary of the federal income tax consequences under the Stock Option Plan based on federal income tax laws currently in effect.

   An optionee will not recognize income upon the grant of an option which does not qualify as an incentive stock option. The optionee will recognize ordinary income upon the exercise of such a non-qualified option, in which event the Company will receive a tax deduction equal to the amount of income recognized provided that the applicable withholding requirements are satisfied. The amount of such ordinary income and deduction is the excess, if any, of the fair market value on the exercise date of the shares of Common Stock acquired over the aggregate exercise price paid. Any ordinary income recognized by an optionee upon the exercise of a non-qualified option will increase the optionee's tax basis of the shares of Common Stock received. Upon a subsequent sale or exchange of such shares of Common Stock, the optionee will recognize capital gain or loss to the extent of the difference between the selling price of such shares and the optionee's tax basis in such shares. Such gain or loss will be long-term or short-term capital gain or loss, depending on an optionee's holding period of such shares of Common Stock.

   An optionee will not recognize income upon either the grant of an incentive stock option or upon the optionee's exercise of the incentive stock option. The optionee will recognize gain or loss depending on his or her basis in the stock (which is generally equal to the exercise price paid for the shares), upon the sale or other disposition of shares of Common Stock acquired upon exercise of an incentive stock option. If certain statutory holding periods are met, such gain or loss will be long-term capital gain or loss and the Company will not be entitled to any deduction. If the holding periods are not met, the optionee may be required to recognize ordinary income and the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized, provided that applicable withholding tax requirements are satisfied. The amount of ordinary income required to be recognized on such a disqualifying disposition of shares acquired on exercise of an incentive stock option is the difference between the exercise price and the lesser of (i) the fair market value of the shares at the time of exercise or (ii) the amount realized on the disposition.


   Incentive stock options will be treated as non-qualified options to the extent that the aggregate fair market value of the shares of Common Stock (determined at the time the options are granted) purchasable by the exercise of incentive stock options which become exercisable for the first time during a calendar year (whether as a result of acceleration of exercisability or otherwise) exceeds $100,000.

   An optionee who exercises an incentive stock option may be subject to the alternative minimum tax since, for purposes of the alternative minimum tax, the spread between the fair market value of the Common Stock acquired on exercise of an incentive stock option and the exercise price therefor is included in the optionee's alternative minimum taxable income. However, the alternative minimum tax attributable to including such incentive stock option income would be available as a credit to be carried forward as a credit against regular tax liability.

   The grant of restricted stock will not result in compensation income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. Otherwise, the participant will recognize compensation income when the restrictions lapse. The amount of such income will be the value of the shares on that date less any required purchase price. In all cases, the Company will be entitled to a tax deduction to the extent that, and at the time that, the participant realizes compensation income. Income tax withholding will be required.


                        RATIFICATION OF AUDITORS
                           (Item 3 of Notice)

   Upon the recommendation of the Audit Committee, the Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent public accountants, as auditors of the Company for the fiscal year ending June 30, 1995 and is submitting the selection to stockholders for ratification.

   Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

   The Board of Directors recommends a vote "FOR" this proposal.


                              OTHER MATTERS
                           (Item 4 of Notice)

   The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the Proxy Holders to vote, or otherwise to act, in accordance with their judgment on such matters.



October 1, 1994

                                                                Exhibit A

                   AMENDMENT TO 1991 STOCK OPTION PLAN
                    (SUBJECT TO STOCKHOLDER APPROVAL)

   The first paragraph of Section 5 of the 1991 Stock Option Plan is hereby amended, effective upon stockholder approval, to read in its entirety as follows:

   "SECTION 5. STOCK SUBJECT TO PLAN. The total number of shares of Stock reserved and available for distribution pursuant to Awards under the Plan shall be [4,014,725] shares of Stock. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares."